Exhibit 10.3

May 9, 2021

LIV Capital Acquisition Corp.
Torre Virreyes

Pedregal No. 24, Piso 6-601

Col. Molino del Rey

México, CDMX, C.P. 11040

AgileThought, Inc.
222 Urban Towers
Suite 1650 E
Irving, TX 75039

Re: Sponsor Letter Agreement

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of 9, 2021 (as amended, restated or otherwise modified from time to time, the “Merger Agreement”) by and among LIV Capital Acquisition Corp., a Cayman Island exempted company (including any successor entity thereto, including upon the Domestication, “LIVK”) and AgileThought, Inc., a Delaware corporation (the “Company”). Any capitalized term used in this Sponsor Letter Agreement (the “Sponsor Letter Agreement”) but not defined herein will have the meaning ascribed thereto in the Merger Agreement.

LIV Capital Acquisition Sponsor, L.P., a Cayman Islands exempted limited partnership (“Sponsor”) was, as of May 7, 2021, the record and beneficial owner of 2,012,500 shares of LIVK Class B Common Stock (including the shares of Surviving Pubco Common Stock into which such shares are converted as a result of the Domestication and the consummation of the transactions contemplated by the Merger Agreement, the “Founder Shares”). Following a transfer of certain of the Founder Shares by Sponsor to the Insiders, as of the date hereof, (i) Alexander R. Rossi (“Rossi”) is the record and beneficial owner of 275,588 Founder Shares (the “Rossi-Held Founder Shares”), (ii) Humberto Zesati (“Zesati”) is the record and beneficial owner of 337,255 Founder Shares (the “Zesati-Held Founder Shares”) and (iii) Miguel Ángel Dávila (together with Rossi and Zesati, the “Insiders”) is the record and beneficial owner of 333,921 Founder Shares (together with the Rossi-Held Founder Shares and the Zesati-Held Founder Shares, the “Insider-Held Founder Shares”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor, the Company, LIVK and the Insiders agree as follows:

1. Redemption and Voting.

(a) Sponsor and the Insiders agree that if LIVK seeks shareholder approval of the transactions contemplated by the Merger Agreement, Sponsor and the Insiders shall not redeem any Founder Shares owned by them in connection with shareholder approval of the transactions contemplated by the Merger Agreement (the “Proposed Transaction”).

(b) Prior to the earlier of (x) date on which this Sponsor Letter Agreement is terminated in accordance with its terms and (y) the Closing (the “Voting Period”), at each meeting of the holders of LIVK Ordinary Shares (the “LIVK Shareholders”), and in each written consent or resolutions of any of the LIVK Shareholders in which Sponsor and the Insiders are entitled to vote or consent, Sponsor and each of the Insiders hereby unconditionally and irrevocably agrees to be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Founder Shares held by them or other equity interests of LIVK entitled to vote over which they have voting power (i) in favor of, and to adopt and approve, as applicable, the Merger Agreement, the Ancillary Agreements and the transactions contemplated thereby, (ii) in favor of the other matters set forth in the Merger Agreement to the extent required for LIVK to carry out its obligations thereunder, and (iii) in opposition to: (A) any Acquisition Transaction and any and all other proposals (1) that could reasonably be expected to delay or impair the ability of LIVK to consummate the transactions contemplated by the Merger Agreement or any Ancillary Agreement or (2) which are in competition with or materially inconsistent with the Merger Agreement or any Ancillary Agreement or (B) any other action or proposal involving LIVK or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Merger Agreement or any Ancillary Agreement or would reasonably be expected to result in any of the conditions to LIVK’s obligations under the Merger Agreement not being fulfilled.

(c) Sponsor and each of the Insiders agrees not to deposit, and to cause its Affiliates not to deposit, any Founder Shares held by them in a voting trust or subject any Founder Shares held by them to any arrangement or agreement with respect to the voting of such Founder Shares, unless specifically requested to do so by the Company and LIVK in connection with the Merger Agreement, the Ancillary Agreements or the transactions contemplated thereby.

(d) Sponsor and each Insider agrees, except as contemplated by the Merger Agreement or any Ancillary Agreement, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of LIVK in connection with any vote or other action with respect to transactions contemplated by the Merger Agreement or any Ancillary Agreement, other than to recommend that the LIVK Shareholders vote in favor of the adoption of the Merger Agreement, the Ancillary Agreements and the transactions contemplated thereby (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 1).

(e) Sponsor and each Insider agrees that during the Voting Period it shall not, without LIVK’s and the Company’s prior written consent, (i) make or attempt to make any Transfer of Founder Shares except to an Affiliate who signs a joinder to this Agreement in a form reasonably acceptable to LIVK and the Company agreeing to be bound by this Section 1; (ii) grant any proxies or powers of attorney with respect to any or all of the Founder Shares held by them; or (iii) take any action with the intent to prevent, impede, interfere with or adversely affect Sponsor’s or any of the Insiders’ ability to perform its obligations under this Section 1. LIVK hereby agrees to reasonably cooperate with the Company in enforcing the transfer restrictions set forth in this Section 1.

(f) In the event of any equity dividend or distribution, or any change in the equity interests of LIVK by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Founder Shares” shall be deemed to refer to and include the Founder Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Founder Shares may be changed or exchanged or which are received in such transaction.

(g) During the Voting Period, Sponsor and each Insider agrees to provide to LIVK, the Company and their respective Representatives any information regarding Sponsor or the Founder Shares held by them that is reasonably requested by LIVK, the Company or their respective Representatives and required in order for the Company and LIVK to comply with Sections 9.04, 9.05 and 9.08 of the Merger Agreement. To the extent required by Applicable Law, Sponsor and each Insider hereby authorizes the Company and LIVK to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), Sponsor’s and the Insiders’ identity and ownership of Founder Shares and the nature of Sponsor’s and the Insiders’ commitments and agreements under this Agreement, the Merger Agreement and any other Ancillary Agreements; provided that such publication or disclosure is made in compliance with the provisions of the Merger Agreement.

2. Deferred Founder Shares.

(a) Notwithstanding anything to the contrary in the Merger Agreement, each of the Insiders agrees as follows:

(i) if Available Cash is greater than $50,000,000, then no Founder Shares shall be deemed to be “Deferred Founder Shares” and Sections 2 through 6 hereof shall be void and of no force or effect;

(ii) if Available Cash is less than Minimum Cash, then a number of the Insider-Held Founder Shares equal to 20% of the Founder Shares shall be deemed to be “Deferred Founder Shares” for purposes hereof; and

(iii) if Available Cash is equal to or greater than Minimum Cash but less than or equal to $50,000,000, then a number of the Insider-Held Founder Shares equal to a portion of 20% of the Founder Shares (such portion of 20% the Founder Shares to be an amount increasing linearly from 0% of the Founder Shares if Available Cash is $50,000,000 to 20% of the Founder Shares if Available Cash is equal to Minimum Cash) shall be deemed to be “Deferred Founder Shares” for purposes hereof.

(b) If any Founder Shares shall be required, pursuant to Section 2(a), to deemed to be Deferred Founder Shares, one-third of such aggregate number of Deferred Founder Shares shall be allocated to each Insider (provided that, in any event, the aggregate number of Deferred Founder Shares specified to be held by each of the Insiders pursuant to this Section 2(a) shall equal, in the aggregate, the number of Founder Shares required to be deemed Deferred Founder Shares pursuant to Section 2(a)).

(c) Each Insider agrees that it shall not Transfer any Deferred Founder Shares if and until such time, in any case on or before the third anniversary of the Closing (the three year period between the Closing and the third anniversary of the Closing, the “Deferred Founder Shares Lock-up Period”), that the last sale price as reported on Nasdaq of shares of Surviving Pubco Common Stock equals or exceeds $13.00 per share (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Surviving Pubco Common Stock) for twenty trading days within any thirty trading day period occurring after the Closing (the “Price Condition”).

3. The certificates evidencing the Deferred Founder Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR LETTER AGREEMENT, DATED AS OF MAY 9, 2021, BY AND AMONG THE HOLDER HEREOF AND THE OTHER PARTIES THERETO.

4. Notwithstanding the provisions set forth in Section 2, Transfers of any Deferred Founder Shares, are permitted (a) to each Insider’s Affiliates or family members; and (b) to any Affiliates or other equityholders of the Sponsor; provided, however, that in the case of clauses (a) and (b), for such Transfer to be effective, these permitted transferees must enter into a written agreement with Surviving Pubco agreeing to be bound by the transfer restrictions and other provisions contained in this Sponsor Letter Agreement.

5. Forfeiture of Founder Shares. In the event of the failure to achieve the Price Condition with respect to the Deferred Founder Shares on or prior to the completion of the Deferred Founder Shares Lock-up Period, as set forth in Section 2 above (the first Business Day following the end of such period, the “Forfeiture Date”), the Deferred Founder Shares shall be forfeited and transferred to Surviving Pubco by the holder that Beneficially Owns such Deferred Founder Shares, by no later than 10 Business Days after the Forfeiture Date, without any consideration for such Transfer (“Forfeited Shares”).

6. The Deferred Founder Shares that are subject to the achievement of the Price Condition shall cease to be subject to Transfer restrictions or forfeiture upon the first to occur of any of the following:

(a) if Surviving Pubco shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act 1934, as amended (the “Exchange Act”) or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act;

(b) if Surviving Pubco Common Stock shall cease to be listed on a national securities exchange, other than for the failure to satisfy: (i) any applicable minimum listing requirements, including minimum round lot holder requirements, of such national securities exchange; or (ii) a minimum price per share requirement of such national securities exchange;

(c) if any of the following shall occur:

(i) there is consummated a merger or consolidation of the Surviving Pubco with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Surviving Pubco board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent entity thereof, or (y) the voting securities of the Surviving Pubco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent entity thereof; or

(ii) the shareholders of the Surviving Pubco approve a plan of complete liquidation or dissolution of the Surviving Pubco or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Surviving Pubco of all or substantially all of the assets of Surviving Pubco and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Surviving Pubco of all or substantially all of the assets of the Surviving Pubco and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Surviving Pubco in substantially the same proportions as their ownership of the Surviving Pubco immediately prior to such sale; or

(iii) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Surviving Pubco in substantially the same proportions as their ownership of stock of the Surviving Pubco) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Surviving Pubco representing more than 50% of the combined voting power of the Surviving Pubco’s then outstanding voting securities.

7. From and after the Closing and until such time as Sponsor and its Affiliates and their respective Permitted Transferees (as defined herein) cease to be the Beneficial Owners, directly or indirectly, of securities of the Surviving Pubco representing more than 4% of the combined voting power of the Surviving Pubco’s then outstanding voting securities, Sponsor shall be entitled to nominate one director designee to serve on the board of directors of Surviving Pubco. Surviving Pubco shall (i) include such director designee in its slate of nominees for election to the board of directors of Surviving Pubco at each annual or special meeting of the stockholders of Surviving Pubco at which the seat held by the director designee previously nominated by the Sponsor is subject to election and (ii) recommend that Surviving Pubco’s stockholders vote in favor of the election of such director designee at such annual or special meeting of Surviving Pubco’s stockholders and shall otherwise support such director designee in a manner no less rigorous and favorable than the manner in which Surviving Pubco supports its other nominees. Surviving Pubco and the board of directors of Surviving Pubco shall take all necessary actions to ensure that, at all times when a director designee is eligible to be appointed or nominated hereunder, there are sufficient vacancies on the board of directors of Surviving Pubco to permit such designation. For the avoidance of doubt, Sponsor shall not be required to comply with the advance notice provisions generally applicable to the nomination of directors by Surviving Pubco so long as Sponsor provides reasonable advance notice to Surviving Pubco of its director designee prior to the mailing of the applicable proxy statement by Surviving Pubco (provided that Surviving Pubco shall provide reasonable advance notice to Sponsor of the expected mailing date of such proxy).

8. Pursuant to Section 17.4 of the LIVK Governing Document, the Sponsor and the Insiders, in their capacity as the holders of at least a majority of the outstanding Founder Shares, hereby waive the adjustment to the Initial Conversion Ratio (as defined in the LIVK Governing Document) that would otherwise apply pursuant to Section 17.3 of the LIVK Governing Document as a result of the issuance of shares of Surviving Pubco Common Stock in connection with the transactions contemplated by the Merger Agreement pursuant to the PIPE Financing and the conversion at Closing of the Company’s convertible preferred stock issued in connection with the investment described in clause (iii) of the definition of “Available Cash” in the Merger Agreement (the “Conversion”) such that the shares of Surviving Pubco Common Stock issued pursuant to the PIPE Financing and the Conversion are excluded from the determination of the number of shares of Surviving Pubco Common Stock issuable upon conversion of the Founder Shares pursuant to Section 17.3 of the LIVK Governing Document. For the avoidance of doubt, the foregoing waiver does not waive the Sponsor’s rights under Section 17.8 of the LIVK Governing Document, which provides that in no event may any Founder Share convert into shares of Surviving Pubco Common Stock at a ratio that is less than one-for-one.

9. As used herein, (a) “Beneficially Own” has the meaning ascribed to it in the Exchange Act; and (b) “Transfer” shall mean the (i) direct or indirect transfer, sale or assignment of, offer to sell, contract or any agreement to sell, hypothecate, pledge, encumber grant of any option to purchase or otherwise dispose of, either voluntarily or involuntarily, or any agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (b)(i) or (b)(ii).

10. Restriction on Sale of Securities.

(a) Subject to, and conditioned upon the occurrence and effective as of, the Effective Time, Section 6 of that certain letter agreement dated as of December 10, 2019 and executed by LIVK, Sponsor, the Insiders and certain other parties thereto shall be amended and restated to provide in its entirety as follows: “[Reserved].”

(b) Each of Sponsor and the Insiders hereby agrees and covenants that, such Person will not, during the period from the date of the Closing and ending on the earlier of (A) the date that is 180 days following the date of the Closing or (B) the date on which the closing price of shares of common stock of the Surviving Pubco on Nasdaq equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following 150 days following the date of the Closing (the “Lock-Up Period”), Transfer any equity interests of Surviving Pubco (including shares of Surviving Pubco Common Stock) received or retained as consideration under the Merger Agreement, including securities held in escrow or otherwise issued or delivered after the Closing pursuant to the Merger Agreement, and any other equity interests of Surviving Pubco Beneficially Owned by such Person (collectively, the “Restricted Securities”) (a “Prohibited Transfer”). If any Prohibited Transfer is made or attempted contrary to the provisions of this Sponsor Letter Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Surviving Pubco shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 10, the Surviving Pubco may impose stop-transfer instructions with respect to the Restricted Securities of each of the Sponsor and the Insiders until the end of the Lock-Up Period, as well as include customary legends on any certificates for any of the Restricted Securities reflecting the restrictions under this Section 10.

(c) Notwithstanding the provisions set forth in Section 10(b), the following Transfers of Restricted Securities during the Lock-Up Period are permitted: (i) to the Surviving Pubco’s officers or directors, or any Affiliates or family members of any of the Surviving Pubco’s officers or directors; (ii) in the case of an individual, Transfers by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, Transfers pursuant to a qualified domestic relations order; (v) in the case of an entity, Transfers to a stockholder, partner, member or Affiliate of such entity; (vi) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (vii) transactions relating to Surviving Pubco Common Stock or other securities convertible into or exercisable or exchangeable for Surviving Pubco Common Stock acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period; (viii) the exercise of any options or warrants to purchase Surviving Pubco Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); (ix) Transfers to the Surviving Corporation to satisfy tax withholding obligations pursuant to the Surviving Corporation’s equity incentive plans or arrangements; (x) the entry, by the applicable holder of the Restricted Securities that is party hereto, at any time after the Closing, of any trading plan providing for the sale of Surviving Pubco Common Stock by such holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, provided, however, that such plan does not provide for, or permit, the sale of any Surviving Pubco Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period; (xi) transactions in the event of the Surviving Pubco’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in all of the equityholders of the Surviving Company or Surviving Pubco, as applicable, having the right to exchange their equity interests of Surviving Pubco for cash, securities or other property; (xii) Transfers by a party hereto in sell-to-cover transactions to satisfy tax obligations of such party in connection with such party’s receipt of Surviving Pubco Common Stock following the vesting and settlement of Company RSUs, if applicable; provided, however, that, in the case of the foregoing clauses (i) through (vi) and (xii), for such Transfer to be effective, the transferee must enter into a written agreement with the Surviving Pubco agreeing to be bound by this Section 10. The transferees with respect to any of the Transfers described in clauses (i) through (vi) of the preceding sentence are referred to herein as “Permitted Transferees.”

(d) For purposes of this Section 10, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the applicable party hereto; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

11. This Sponsor Letter Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by LIVK, or after the Closing, Surviving Pubco and, before the Closing, the Company and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after a termination of the Merger Agreement in accordance with its terms prior to the Closing.

12. No party hereto may, except as set forth herein, assign either this Sponsor Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Letter Agreement shall be binding on, and inure to the benefit of, the Sponsor, the Insiders, LIVK and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

13. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Letter Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 12.03 of the Merger Agreement to the applicable party at its principal place of business. Any notice to Sponsor or any of the Insiders shall be sent to the address set forth on such Person’s signature page hereto.

14. This Sponsor Letter Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing. In the event of a termination of the Merger Agreement in accordance with its terms prior to the Closing, this Sponsor Letter Agreement shall be of no force or effect. No such termination or reversion shall relieve the Sponsor, the Insiders LIVK or the Company from any obligation accruing, or liability resulting from an intentional breach of this Sponsor Letter Agreement occurring prior to such termination or reversion.

15. Each of the parties hereto represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Sponsor Letter Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Sponsor Letter Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (c) this Sponsor Letter Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy laws, other similar Applicable Law affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

16. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

17. Sections 12.05, 12.07, 12.08, 12.12, 12.13, 12.15 and 12.16 of the Merger Agreement shall apply mutatis mutandis to this Sponsor Letter Agreement.

[Signature Pages Follow]

Sincerely,

LIV CAPITAL ACQUISITION SPONSOR, L.P.
Acting by LIV GP Master, S.A.P.I. de C.V., its General Partner

By:	/s/ Humberto Zesati
Name: Humberto Zesati
Title: Managing Director

/s/ Alexander R. Rossi
ALEXANDER R. ROSSI

/s/ Humberto Zesati
HUMBERTO ZESATI

/s/ Miguel Angel Davila
MIGUEL ÁNGEL DÁVILA

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

LIV CAPITAL ACQUISITION CORP.

By:	/s/ Alexander R. Rossi
	Name:	Alexander R. Rossi
	Title:	Chief Executive Officer and Chairman

[Signature Page to Sponsor Letter Agreement]

Acknowledged and Agreed:

AGILETHOUGHT, INC.

By:	/s/ Manuel Senderos Fernandez
	Name:	Manuel Senderos Fernandez
	Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]